EXHIBIT 10.5


                       SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000.00                                            SAN JOSE, CALIFORNIA
THREE YEAR MATURITY                                             JULY 18, 2000

         For value received, Internet Venture Group, Inc. ("IVG"), a Florida corporation, doing business in Texas and located at 9307 W. Sam Houston Parkway South, Bldg. 100, Houston, TX, 77099 ("Maker"), promises to pay to the order of Swan Magnetics, Inc., a California corporation located at 2982 Scott Blvd., Santa Clara, CA 95054, California ("Holder"), the amount of One Million Dollars ($1,000,000.00) pursuant to the terms of this Secured Convertible Promissory Note (this "Note"). This Note is secured by the Collateral (as such term is described in that certain Security Agreement dated as of July 8, 2000, by and between Maker and Holder (the "Security Agreement")).

         1. MATURITY; PRINCIPAL AND INTEREST. Maker promises to pay interest at the rate of the lesser of (i) the maximum amount permitted by law or (ii) eight percent (8%) per annum, payable in lump sum annually for each of the next three
(3) years from the date hereof (the "Maturity Date"). Interest accrued shall be due on the earlier to occur of an Event of Default (as defined in the Security Agreement) and the Maturity Date.

         In addition to all unpaid and accrued interest, the unpaid principal amount shall be due and payable in full the earlier to occur of an, Event of Default or the Maturity Date. Without prejudice to the other rights of Holder pursuant to this Note or the Security Agreement, in the event Maker defaults by failing to pay any amounts due on this Note on or before the time specified above, all unpaid amounts shall accrue interest at the lesser of (i) the maximum amount permitted by law or (ii) eight percent (8%) until paid and any conversion rights held by Holder, as set forth in section 2 below, shall become immediately convertible into common stock without regard to any time limitations on conversion. Principal and interest shall be payable in immediately available funds of the lawful money of the United States of America. This Note is executed in compliance with a resolution of the Board of Directors of Maker.

          2. RIGHT TO CONVERT. Holder shall have the right to convert the principal and interest, or any proportionate amount of principal and interest, at any time after one year from the date of this Note, into Five Hundred Thousand (500,000) shares of common stock of IVG, such stock which is currently trading on the NASDAQ BB under the symbol ITVI. This amount shall be proportionately adjusted to account for any split, reorganization or recapitalization of the capital stock of IVG that shall occur until the principal and interest is repaid.

         Upon notice of conversion, Maker shall deliver within ten (10) days to Holder One Hundred Thousand (100,000) shares of unrestricted, freely trading common stock of IVG, and Four Hundred Thousand (400,000) shares of restricted common stock of IVG that bears a Rule 144 restriction legend. If Holder shall convert less than the full principal and interest into common stock of IVG, Maker shall issue freely trading and restricted common stock in the same proportion as set forth above. Upon conversion of all or any portion of the principal amount hereof, Holder shall surrender this Note for cancellation (and, in the event of conversion of less than 100% of the outstanding principal amount for reissuance in the adjusted principal amount).

         3. RIGHT TO REPAY. Maker shall have the right to prepay all or any part of the unpaid principal or interest hereof, without penalty.

         4. ACCELERATION. Upon an Event of Default (as defined in the Security Agreement) Holder may demand from Maker immediate payment of all principal and interest (and all other amounts) due and owing hereunder or otherwise exercise any conversion rights without regard to time limitations set forth in section 2 above.

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         5. ATTORNEYS' FEES. If suit is brought to enforce or interpret this
Note, the prevailing party shall be entitled to recover reasonable attorneys' fees (and other costs and expenses) to be fixed by the court.

         6. NO DEMAND REQUIRED. Maker hereby waives presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest, and any and all other notices and demands whatsoever, and agrees to remain bound until the principal and interest owed hereunder are paid in full.

         7. INVALIDITY. If any provision of this Note, or the application of it to any party or circumstance is held to be invalid, the same shall be ineffective, but the remainder of this Note, and the application of such provisions to other parties or circumstances, shall not be affected thereby.

         8. SUCCESSORS, ASSIGNMENT. The terms and conditions of this Note shall apply to and bind the heirs, successors, legal representatives and assigns of the parties. However, Maker's obligations under this Note may not be assigned without the written consent of Holder.

         9. GOVERNING LAW. This Note shall be governed by and construed according to the laws of the State of California. The parties agree that any dispute arising under this Agreement will be resolved in the state or federal courts in Santa Clara County, California, and the parties hereby expressly consent to jurisdiction therein.

                                        "MAKER"

                                        Internet Venture Group, Inc.,
                                        a Florida corporation

                                        By:   /s/  Elorian Landers

                                        Name: Elorian Landers

                                        Title: President

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